Exhibit 107.1

Calculation of Filing Fee Table

Form SF-1

(Form Type)

Union Electric Company (Exact name of registrant, sponsor and depositor as specified in its charter)	Ameren Missouri Securitization Funding I, LLC (Exact name of registrant and issuing entity as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (1)
Fees to Be Paid	Asset-Backed Securities	Securitized Utility Tariff Bonds, Series 2024-A	457(o)	$475,121,000	100%	$475,121,000	0.000153100	$72,741.03
Fees Previously Paid	Asset-Backed Securities	Securitized Utility Tariff Bonds, Series 2024-A	457(o)	$1,000,000	100%	$1,000,000	0.000153100	$153.10
Total Offering Amount						$476,121,000		$72,894.13
Total Fees Previously Paid(2)								$153.10
Total Fee Offsets								$0
Net Fee Due								$72,741.03

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	$153.10 was previously paid in connection with the initial filing of this Registration Statement where $1,000,000 aggregate principal amount of Securitized Utility Tariff Bonds, Series 2024-A were registered.